Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heritage-Crystal Clean, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-149791) on Form S-8 of Heritage-Crystal Clean, Inc. of our report dated February 25, 2008 with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Heritage-Crystal Clean, Inc. (formerly Heritage-Crystal Clean, LLC) for the year ended December 29, 2007, which report appears in the annual report on Form 10-K of Heritage-Crystal Clean, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
March 5, 2010